Exhibit 99.1
Apartment Trust of America, Inc.
March 1, 2011

Dear Apartment Trust of America Stockholder:
I write you to update you on some important recent developments in our company’s business. I am pleased to report operation of our properties is going well. Our properties are currently 95% occupied. Most research indicates 2011 will be a good year of increasing rents and strong occupancies in the multi-family apartment sector. Presently, demand for apartments is greater than new supply in every market in which we are located. Therefore, we expect increasing rents and occupancy rates for our properties over the course of 2011.
In November 2010, we purchased a third party property management entity which managed approximately 12,000 apartments owned by unaffiliated owners. The purchase of the management company served a twofold purpose. First, it provided steady fee management income to our company, increasing our bottom line earnings. Second, it provided a platform for us to manage our owned properties at a lower cost than we were paying for services to a former affiliate. I am pleased to tell you that all of our properties were successfully integrated into our management company as of January 1, 2011, and we believe we will reap the anticipated benefits from this acquisition.
In addition to the purchase of the management organization, we had been on an aggressive path intended to improve the performance of our assets under management, increase the overall size of the portfolio and increase the capital formation capability of our company. After several months of substantial efforts on these multiple fronts, we are re-assessing and modifying these strategies as follows:
Efforts to Increase the Size of the Portfolio and Improve Cash Available for Operations and Distribution
As you know, in August 2010, we entered into agreements to acquire nine apartment properties known as the Mission Portfolio. One of the properties was acquired on September 30, 2010. The remaining eight properties were to have been acquired for total consideration valued at $157.8 million, including approximately $33.2 million of limited partnership interests in our operating partnership and the assumption of approximately $124.6 million of in-place mortgage indebtedness encumbering the properties. Upon the successful completion of the acquisition of the Mission Portfolio, we had anticipated a substantial improvement in our income.

Since entering into the agreements to acquire the Mission Portfolio, we have completed the acquisition of only one of the apartment properties. Additionally, we were named in a lawsuit by investors in the entities owning the remaining eight apartment properties, in which the investors were asking the court to stop our acquisition of the properties under the terms we had negotiated. Although we believe that eventually we would have prevailed in the litigation, such efforts are expensive, extraordinarily distracting to the Board of Directors and management, and uncertain as to outcome, as is the case with litigation of this nature. Accordingly, our Board of Directors has concluded that it is in the best interest of our company and its stockholders to terminate the remaining agreements to acquire eight of the apartment properties and immediately seek the end of our involvement in the litigation relating to this matter. While there can be no assurance that we will be successful in ending this litigation, we believe that the investors in the Mission entities will have no further viable claims against us. We intend to pursue any and all damage claims we may have regarding the inability of our company to acquire the properties under the terms of the fairly negotiated and duly executed property purchase agreements.
As a result of the termination of the agreements for the acquisition of the remaining Mission Properties, in the short run we will not achieve the increase in portfolio size and improvement in cash available for operations and distribution previously contemplated by such acquisitions.
Efforts to Increase Capital Formation Capability
As you know, we had been exploring the improvement of our capital formation capabilities late last year. Our fund raising had been averaging approximately $2 million per month, an anemic level of fund raising that provided insufficient levels of capital to maintain a robust acquisitions effort that would positively influence the overall performance of our company. Until December 31, 2010, the managing broker-dealer for our capital formation efforts had been Grubb & Ellis Securities, Inc., an affiliate of our former advisor. Effective December 31, 2010, Grubb & Ellis affiliates terminated both our dealer manager agreement and advisory agreement (discussed below). In order to transition the capital formation function to a successor managing broker-dealer, we entered into a new dealer manager agreement with Realty Capital Securities, LLC (“RCS”), subject to certain conditions. Those conditions have not been met. In addition, general market conditions have caused the parties to reconsider the merits of continuing the offering. Accordingly, RCS and our company have terminated the successor dealer manager agreement. At this time, we do not have specific plans to re-open the offering.
Retention of Advisor
Our previous advisor was a joint venture between an affiliate of Grubb & Ellis and ROC REIT Advisors, LLC. As mentioned above, our advisory agreement with the Grubb & Ellis affiliated advisor terminated effective December 31, 2010. After discussions with alternative successor advisors, our Board of Directors has unanimously approved a new advisory agreement solely with ROC REIT Advisors, LLC, an entity owned by Stanley J. Olander, Jr., David L. Carneal and Gustav G. Remppies, each of whom are executive officers of our company. The Advisory Agreement provides for: (i) acquisition fees equal to 1% of the purchase price of properties and a reimbursement of acquisition expenses; (ii) asset management fees equal to 0.3% annually of average invested assets payable 0.25% in cash and 0.05% in common stock of our company, plus reimbursement of expenses; (iii) disposition fees on the sale of assets of the lesser of 1.75% of sale price or one-half of the competitive real estate commission; and (iv) a subordinated incentive fee equal to 15% of the amount by which the net proceeds of sale exceed a cumulative, non-compounded return on invested capital of 8%, plus a return of invested capital. Overall, we view this fee structure as below market, more favorable than the fee structure of our prior advisory arrangement, and targeted towards minimizing on-going asset management costs. A further description of the new advisory agreement is included in the Form 8-K filed by the Company on March 1, 2011.
Portfolio Performance and Reset of Distribution Level
Our portfolio has continued to perform well. The fourteen properties aggregating 3,973 apartment units and approximately $378,000,000 of original investment are 95% occupied and our rental rate structure has been improving across the portfolio. We intend to aggressively move our rental rates throughout 2011 and into 2012. On the expense side, we are equally bullish. The recent acquisition of our management organization has allowed us to reduce estimated property management and payroll costs by approximately $400,000 versus 2010 operating levels while earning another $400,000 per annum on the management of other properties. Overall, we anticipate substantial growth in our overall net operating income, a key driver of portfolio value and value per share for Apartment Trust of America.
It has been the long-term stated goal of our company to cover 100% of its distribution from Funds From Operations (“FFO”). In an effort to meet this goal and to conserve cash to meet anticipated capital requirements for 2011 of approximately $.10 per share, to further amortize principal on debt outstanding of approximately $.06 per share, and to accommodate other working capital and administrative needs of approximately $.15 per share, our Board of Directors has taken a very conservative look at our current distribution level. To that end, our Board of Directors has authorized the distribution rate of $.30 per share per annum commencing March 1, 2011 (3% based on an original purchase price of $10 per share). We believe that a portion of this distribution reduction will result in enhanced net revenues from the properties and improved levels of net asset value due to increases in property values and reductions in debt balances. While this reduction of distribution levels may at first be disappointing, we believe that over the long term, stockholders will be well served with a more conservative approach to our distribution rate.
Distribution Reinvestment Plan
We do intend to continue to offer reinvestment of cash distributions through our distribution reinvestment plan. Our Board of Directors has approved a Second Amended and Restated Distribution Reinvestment Plan (the “DRP”), and we intend to promptly register shares for sale under the DRP with the SEC. Upon effectiveness of the DRP and the related registration statement, all distribution reinvestments will be made pursuant to the DRP. Stockholders who are already enrolled in our distribution reinvestment plan are not required to take any further action to enroll in the DRP. The expected reinvestment price for shares issued pursuant to the plan will be $9.50 per share, until such time as the Board of Directors publicly announces an estimated value of the shares. A summary of the terms of the DRP can be found in the Form 8-K filed on March 1, 2011.
Share Repurchase Plan
As another important cash conservation step, our Board of Directors has determined that it is in the best interests of our company and its stockholders to terminate the share repurchase plan. Accordingly, pending share repurchase requests will not be fulfilled.
Appointment of DST as Transfer Agent
In January 2011, we appointed DST Systems, Inc. (“DST”) to serve as our company’s transfer agent. If you wish to contact someone at DST regarding your account, you may call 1-888-827-0261.
Retention of Financial Advisor to Assess Strategic Alternatives
The company is pleased to report that our Board of Directors has authorized the engagement of the investment banking firm of Robert A. Stanger & Co., Inc. (“Stanger”) to advise us regarding strategic alternatives. We believe that Stanger possesses extensive knowledge and experience in the real estate industry that will enable us to effectively assess our alternatives for enhancing stockholder value. Our Board of Directors has appointed Glenn W. Bunting, Jr. as lead independent director to work with company management and representatives of Stanger to explore strategic alternatives for our company.
Conclusion
We believe that the actions described in this letter will strengthen the financial position of our company and are taken in the interest of our stockholders. We thank you for the trust and confidence you have placed in us. As always, we remain committed to providing you with the best possible service.
Kind regards,
/s/ Stanley J. Olander, Jr.

Stanley J. Olander, Jr.
Chairman, Chief Executive Officer
and Chief Financial Officer